Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Bob Hebert
Chief Financial Officer	Chad Rubin
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Reports Third-Quarter 2009 Financial Results
     Exeter, NH, November 4, 2009 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today reported financial results for the third quarter ended September 30, 2009. For the quarter CPEX reported revenues of $5.0 million and a net loss of $872,000.
     CPEX began operating as an independent publicly traded company after its spin-off from Bentley Pharmaceuticals, Inc. on June 30, 2008. The results of operations for the three and nine months ended September 30, 2009, the three months ended September 30, 2008 and the balance sheets as of September 30, 2009 and December 31, 2008 represent stand-alone financial information of CPEX. The financial results reported for the nine months ended September 30, 2008 (which include six months before the spin-off) include costs associated with the spin-off transaction and other allocated expenses of Bentley, the amount of which may differ from the costs associated with operating as an independent public company. Therefore, the results for the nine months ended September 30, 2008 are not indicative of the results that might have occurred if CPEX had operated as an independent public company during the entire period.
Third-Quarter Highlights
For the third quarter of 2009 compared to the third quarter of 2008;
•	Revenues increased 26% to $5.0 million from $3.9 million.

•	Operating expenses increased 17% to $5.8 million from $5.0 million.

•	Net loss was $872,000, or $0.34 per share, compared to $1.0 million, or $0.43 per share.
     The growth in revenues for the third quarter of 2009 was due to increased royalties on sales of Testim®. This growth is due to a reported 17% increase in prescriptions for Testim during the third quarter of 2009 compared to the same period in 2008. Operating expenses in the third quarter of 2009 increased $853,000, primarily due to clinical trial expenses associated with CPEX’s ongoing NasulinTM clinical program and legal costs associated with its on-going litigation with Upsher-Smith Laboratories regarding Testim. These increases were partially offset by a decrease in share-based compensation expense. Operating expenses for the three months ended September 30, 2008 include a $1.2 million non-cash charge resulting from the modification of equity awards associated with the spin-off from Bentley.

     General and administrative expenses for the third quarter of 2009 decreased $234,000 compared to the third quarter of 2008 primarily due to lower share-based compensation expense and lower professional fees. Partially offsetting these decreases was a $921,000 increase in litigation costs. Research and development expenses for the third quarter of 2009 increased $1.1 million compared to the third quarter of 2008. This increase is due to higher clinical trial expenses of $1.4 million, primarily related to the ongoing Phase 1 and 2 Nasulin clinical trials, partially offset by lower share-based compensation expense. Research and development expenses are expected to vary from period to period, primarily due to the number, size and recruitment levels of clinical trials in any given reporting period.
Year-to-Date Highlights
For the first nine months of 2009 compared to the comparable period in 2008;
•	Revenues increased 18% to $13.4 million from $11.3 million.

•	Operating expenses increased 9% to $16.1 million from $14.8 million.

•	Net loss decreased to $2.5 million, or $1.02 per share, from $3.2 million, or $1.40 per share.
     The increase in revenues for the nine months ended September 30, 2009 was due to increased royalties on sales of Testim®. General and administrative expenses increased $1.3 million in the first nine months of 2009 compared to the same period in 2008. The increase was primarily due to increased litigation costs of $1.9 million, partially offset by a $678,000 decrease in non-cash share-based compensation expense. Research and development expenses increased $2.5 million during the first nine months of 2009 compared to 2008. Clinical trial expenses increased $3.4 million, primarily due to the ongoing Phase 1 and 2 Nasulin clinical trials. These increases were partially offset by lower employee-related expenses of $740,000. Operating expenses in 2008 included $2.5 million of expenses related to the spin-off from Bentley.
     On June 30, 2008, CPEX had approximately 2,274,000 common shares outstanding primarily as a result of the spin-off. The same number of shares is being used for the basic and diluted loss per share computation for all periods presented prior to June 30, 2008 because no CPEX equity awards were outstanding prior to the spin-off.
     As of September 30, 2009, CPEX had unrestricted cash of approximately $13.8 million, working capital of $16.8 million and no debt.
Business Update
Ongoing Clinical Trials: CPEX’s intranasal insulin product candidate for the treatment of hyperglycemia in patients with Type 1 and Type 2 diabetes, Nasulin, is continuing clinical trials evaluating the safety and efficacy profile of the product. CPEX has completed screening activities in a Phase 2a study designed to assess the efficacy and safety of Nasulin versus placebo over a 6-week treatment period. This study is being conducted at multiple centers in the U.S. Prior trials in patients with Type 1 or 2 diabetes, as well as in healthy volunteers, have indicated that Nasulin appears to have an ultra-rapid time/action profile which has the potential to mimic more closely the body’s natural insulin response to meals.
Partnering Update: Following the completion of an End-of-Phase-2 meeting earlier this year, Serenity Pharmaceuticals, CPEX’s licensing and development partner, recently began recruiting patients in multiple Phase 3 clinical trials with their undisclosed urology drug delivered using CPEX’s intranasal technology for the treatment of nocturia. These randomized, double blind, placebo controlled studies are being conducted at multiple sites in the United States.

New Patents Issued: On October 27, 2009 the United States Patent and Trademark Office issued six additional patents that expand the scope and claims of CPEX’s original patent covering Testim®, 1% testosterone gel. Testim® is marketed by Auxilium under license from CPEX. The new patents will expire in April 2023 and are listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the U.S. Food and Drug Administration.
Management Comments
     “We are pleased about the recent completion of screening activities in our current Phase 2a study and the continued progress of our Nasulin clinical program. We look forward to presenting data from our earlier trials at the Ninth Annual Diabetes Technology Meeting taking place this week in San Francisco” stated John A. Sedor, CPEX President and Chief Executive Officer. “We are also encouraged by Serenity’s advancement of their compound for the treatment of nocturia into Phase 3 studies. This drug addresses a large urology indication with few treatment options. This is an exciting opportunity for CPEX and Serenity and we look forward to updating you on the future of this program.”
About CPEX Pharmaceuticals
     CPEX is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc., which launched Testim®, a topical testosterone gel, in 2003. CPEX also is developing a proprietary intranasal insulin product candidate, Nasulin™, which is in Phase 2 clinical trials. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
     This press release contains forward-looking statements, including, without limitation, statements regarding the potential activity profile of Nasulin, the prospects for CPEX’s development programs for Nasulin, the progress of Serenity’s Phase 3 clinical trials for its undisclosed urology drug incorporating CPEX’s intranasal technology and patent coverage for its Testim product. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials may not demonstrate the efficacy and safety of CPEX product candidates, regulatory approvals may be delayed or not obtained at all, competition from other products and from the ANDA application of Upsher-Smith, the unpredictability of patent protection, CPEX’s dependence on obtaining agreements with other parties to conduct clinical trials and commercialize its product candidates that use its drug delivery technology, CPEX’s products may not achieve market acceptance or favorable reimbursement rates from health insurers, intellectual property litigation, and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 25, 2009. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated and Combined Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2009	2008	2009	2008

Royalties and other revenue	$4,951	$3,945	$13,435	$11,343

Operating expenses:
General and administrative	2,340	2,574	6,276	5,023
Research and development	3,332	2,249	9,324	6,778
Separation costs	—	—	—	2,502
Depreciation and amortization	175	171	505	514

Total operating expenses	5,847	4,994	16,105	14,817

Loss from operations	(896)	(1,049)	(2,670)	(3,474)

Other income (expenses):
Interest income	25	44	128	270
Interest expense	(1)	(1)	(2)	(4)

Net loss	$(872)	$(1,006)	$(2,544)	$(3,208)

Net loss per common share:
Basic and diluted	$(0.34)	$(0.43)	$(1.02)	$(1.40)

Weighted average common shares outstanding:
Basic and diluted	2,529	2,334	2,503	2,294

CPEX Pharmaceuticals, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except per share data)	2009	2008
Assets

Current assets:
Cash and cash equivalents	$13,752	$15,211
Receivables	5,033	4,445
Prepaid expenses and other	1,010	583

Total current assets	19,795	20,239

Non-current assets:
Fixed assets, net	2,943	2,832
Intangible assets, net	2,314	2,394
Restricted cash	1,000	1,000
Other	8	8

Total non-current assets	6,265	6,234

Total assets	$26,060	$26,473

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$1,261	$1,096
Accrued expenses	1,690	1,534

Total current liabilities	2,951	2,630

Commitments and contingencies

Stockholders’ equity:
Series A Preferred stock, $0.01 par value, authorized 1,000 shares, issued and outstanding, none	—	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,535 shares and 2,484, respectively	25	25
Additional paid-in capital	26,342	24,532
Accumulated deficit	(3,258)	(714)

Total stockholders’ equity	23,109	23,843

Total liabilities and stockholders’ equity	$26,060	$26,473

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